EXHIBIT 99.1

2100 West Cypress Creek Road
Fort Lauderdale, Florida 33309
P.O. Box 5403
Fort Lauderdale, Florida 33310
www.bfcfinancial.com
Phone (954) 940-4900
Phone (954) 940-4910

August 14, 2007
To the Levitt Board of Directors and Special Committee:
     BFC has made the difficult decision to terminate the Merger Agreement entered into between BFC and Levitt. As we have discussed, BFC’s decision to terminate the agreement is based on BFC’s conclusion that the conditions to closing the merger cannot be met. In BFC’s opinion, the issues currently facing Levitt, the expense and time required to solicit votes and hold shareholders’ meetings which may not result in shareholder approval, the adverse changes which have occurred at Levitt since January and the immediate need to stabilize Levitt’s operations and cash position justify, as well as require, an immediate termination. BFC believes that given the current circumstances, we need to immediately shift our focus to move forward in a way which is fair to the shareholders of both of our companies.
     As I advised you, several of Levitt’s large shareholders have indicated that they are not in favor of the merger but they have indicated an interest in participating in a rights offering. As previously indicated both to Levitt and in our public filings, BFC intends to participate in a rights offering if one is pursued.
Sincerely,
BFC FINANCIAL CORPORATION

By:
Alan B. Levan
Chairman